JKHY Second Quarter Fiscal 2019
February 5, 2019

Jack Henry & Associates, Inc.	Kevin D. Williams
Press Release	Chief Financial Officer
(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates, Inc. Reports Second Quarter Fiscal 2019 Results

•	Year-to-date summary:

◦	GAAP revenue increased 8% and operating income increased 5% for the six months ended December 31, 2018.

◦	Non-GAAP revenue increased 9% and operating income increased 14% for the six months ended December 31, 2018.

◦	GAAP EPS was $1.96 and $2.94 per diluted share for the six months ended December 31, 2018 and 2017, respectively.

•	Second quarter summary:

◦	GAAP revenue increased 8% and operating income increased 4% for the quarter.

◦	Non-GAAP revenue increased 9% and operating income increased 12% for the quarter.

◦	GAAP EPS was $0.88 per diluted share for the quarter, compared to $2.08 in the prior year quarter.

Monett, MO, February 5, 2019 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced results for the second quarter of fiscal 2019.
The Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, and related amendments, collectively referred to as ASC Topic 606, on July 1, 2018. The prior year numbers presented below have been re-cast as part of our full retrospective adoption of the new standard.
GAAP Results for the Quarter
Revenue for the quarter ended December 31, 2018 increased to $386.3 million, an 8% improvement over the second quarter of fiscal 2018. Operating income increased 4% to $88.2 million. The Tax Cuts and Jobs Act ("TCJA") enacted December 22, 2017 resulted in a large credit to the provision for income taxes in fiscal 2018, which contributed to the large decrease in net income of 58% compared to the second quarter of fiscal 2018. Net income for the second quarter of fiscal 2019 was $68.1 million, or $0.88 per diluted share.
For the six months ended December 31, 2018, revenue increased to $778.8 million, an 8% increase compared to the six months ended December 31, 2017. Operating income increased 5% over the prior year-to-date period to $191.4 million. Net income totaled $151.6 million, or $1.96 per diluted share, a decrease of 34% compared to the six months ended December 31, 2017, again due mainly to the effects of the TCJA on the prior year period.
Non-GAAP Results for the Quarter
On an adjusted basis for the quarter ended December 31, 2018, revenue increased 9% compared to the prior year quarter to $379.4 million. Operating income increased 12% to $84.9 million.
For the six months ended December 31, 2018, non-GAAP adjusted revenue increased 9% compared to the six months ended December 31, 2018 to $764.1 million, and operating income increased 14% to $183.0 million.
According to David Foss, President and CEO, “We are pleased to report another strong quarter of revenue and operating income growth. Our sales organization had another solid quarter with all brands again exceeding quota as demand for our solutions remains high.  We contracted another thirteen new core customers during the quarter, with all of them selecting our outsourcing model.  The outstanding technology and service delivered by our teams continues to be recognized by new and existing clients.”
Operating Results
Revenue, operating expenses, operating income, and net income for the quarter and six months ended December 31, 2018, as compared to the quarter and six months ended December 31, 2017, were as follows:

JKHY Second Quarter Fiscal 2019
February 5, 2019

Revenue (Unaudited)
(In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2018	2017		2018	2017
Revenue
Services & Support	$237,322	$223,018	6%	$483,890	$449,770	8%
Percentage of Total Revenue	61%	62%		62%	63%
Processing	148,953	134,191	11%	294,928	268,723	10%
Percentage of Total Revenue	39%	38%		38%	37%
Total Revenue	386,275	357,209	8%	778,818	718,493	8%

•
The increased revenue in the services and support line for the second quarter of fiscal 2019 was mainly driven by growth in our 'outsourcing and cloud' revenue, partially due to the Ensenta acquisition, and increased 'in-house support' revenue. The increase in processing revenue was also partially due to Ensenta, although all components of processing revenue increased even after excluding Ensenta revenue. Deconversion fees, which are included within services and support, decreased $3.1 million compared to the second quarter of the prior year. Excluding deconversion fees from both periods, and revenue from fiscal 2019 acquisitions, total revenue increased 9% for the second quarter of fiscal 2019 compared to the same quarter of fiscal 2018.

•
For the six months ended December 31, 2018, deconversion fees decreased $6.0 million compared to the prior year-to-date period. Excluding deconversion fees from both periods and revenue from fiscal 2019 acquisitions, total revenue increased 9%. All components of processing revenue increased. The increase in Services & Support was primarily driven by increased 'outsourcing and cloud' revenue, partially due to Ensenta, as well as increased 'in-house support' revenue, primarily from higher software usage revenue resulting partially from the addition of new customers.

•
For the second quarter of fiscal 2019, core segment revenue increased 5% to $129.7 million from $123.3 million in the same period a year ago. Payments segment revenue increased 14% to $138.0 million, from $121.4 million in the same quarter last year. Revenue from the complementary segment increased 7% to $103.3 million in the second quarter of fiscal 2019 from $96.7 million in the same period of fiscal 2018. Revenue in the corporate and other segment decreased 4% to $15.3 million, compared to $15.9 million for the second quarter of fiscal 2018.

•
For the six months ended December 31, 2018, revenue in the core segment increased 7% to $267.3 million, compared to $250.6 million a year ago. Payments segment revenue increased 11% to $272.2 million, from $244.3 million for the first six months of fiscal 2018. Complementary segment revenue increased 10% to $210.6 million, up from $191.7 million a year ago. Revenue from the corporate and other segment decreased 10% to $28.8 million for the six months ended December 31, 2018 from $31.9 million for the six months ended December 31, 2017.

Operating Expenses and Operating Income

(Unaudited, In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2018	2017		2018	2017
Cost of Revenue	$227,284	$207,100	10%	$447,396	$411,016	9%
Percentage of Total Revenue	59%	58%		57%	57%
Research and Development	23,990	22,414	7%	48,016	43,343	11%
Percentage of Total Revenue	6%	6%		6%	6%
Selling, General, & Administrative	46,797	43,094	9%	91,979	84,181	9%
Percentage of Total Revenue	12%	12%		12%	12%
Gain on disposal of a business	—	(189)	(100)%	—	(1,894)	(100)%
Total Operating Expenses	298,071	272,419	9%	587,391	536,646	9%
Operating Income	$88,204	$84,790	4%	$191,427	$181,847	5%
Operating Margin	23%	24%		25%	25%

•
Cost of revenue increased 10% for the second quarter of fiscal 2019 compared to the second quarter of fiscal 2018 and increased 1% as a percentage of revenue. The increased costs were primarily due to increased headcount driving increased salaries and benefits; higher direct costs of product, including spending related to our ongoing project to expand our credit and debit card platform; and increased amortization expense. Excluding costs related to deconversions and bonuses provided by the Company in response to the lower tax rate resulting from the TCJA, cost of revenue increased 9%.

JKHY Second Quarter Fiscal 2019
February 5, 2019

•
For the six months ended December 31, 2018, cost of revenue increased 9% compared to the equivalent period of the prior year but remained a consistent percentage of revenue. The increased costs were primarily due to the same factors discussed above. Excluding costs related to deconversions and bonuses provided by the Company in response to the lower tax rate resulting from the TCJA, cost of revenue increased 8%.

•
Research and development expense increased for both the second quarter and year-to-date period mainly due to increased salary and personnel costs resulting from increased headcount and the acquisition of Ensenta, but remained consistent with the prior year second quarter and year-to-date period as a percentage of total revenue.

•
Selling, general, and administrative expenses for both the second quarter and year-to-date period of fiscal 2019 increased mainly due to increased commissions, salaries, and benefits. Selling, general, and administrative expense remained a consistent percentage of revenue in both the quarter and fiscal year-to-date periods.

•
There were no sales of businesses in fiscal 2019. For the first six months of fiscal 2018, gains on disposals of businesses totaled $1.9 million, due to the ATM Manager gain of $0.2 million in the second quarter, and the first quarter sale of our jhaDirect product line.

•
For the second quarter of fiscal 2019, operating income increased 4% to $88.2 million, or 23% of revenue, compared to $84.8 million, or 24% of revenue in the second quarter of fiscal 2018. For the year-to-date period, operating income increased 5% to $191.4 million, or 25% of revenue, compared to operating income of $181.8 million, also 25% of revenue, for the six months ended December 31, 2017.

Net Income
Net income for the second quarter ended December 31, 2018 was significantly impacted in the prior year by the TCJA and the related re-measurement of net deferred tax liabilities.

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2018	2017		2018	2017
Income Before Income Taxes	$88,308	$84,686	4%	$191,674	$181,701	5%
Provision for Income Taxes	20,219	(76,557)	(126)%	40,034	(46,412)	(186)%
Net Income	$68,089	$161,243	(58)%	$151,640	$228,113	(34)%
Diluted earnings per share	$0.88	$2.08	(58)%	$1.96	$2.94	(33)%

•
Provision for income taxes increased in the second quarter, with an effective tax rate at 22.9% of income before income taxes, compared to (90.4)% for the same quarter of the prior year. For the six months ended December 31, 2018, provision for income taxes increased, with an effective tax rate at 20.9% of income before income taxes, compared to (25.5)% for the same period last year. The increase in the effective tax rate was primarily the result of the TCJA enacted in the prior fiscal year on December 22, 2017, and the related re-measurement of net deferred tax liabilities. The increase is partially offset by the reduced U.S. federal corporate tax rate of 21% effective for the current fiscal year and increased excess tax benefits recognized during fiscal 2019.

According to Kevin Williams, CFO, “Our operating margins are showing the headwinds created by the double costs related to the migration of our new electronic payments platform and the new pay for performance bonus program that we rolled out at the beginning of the year which is utilizing a portion of the savings from the TCJA. Deconversion fees were down again this quarter and year-to-date compared to last year, which is a positive for us as we keep our customers, but it creates a tough comp on a GAAP basis, which is why we think it is important to show operations excluding this impact on a Non-GAAP basis. It appears that deconversion fees will be down significantly for the entire fiscal year compared to last year.”

JKHY Second Quarter Fiscal 2019
February 5, 2019

Non-GAAP Impact of Effects of Deconversion Fees, Acquisitions, Gains on Divestitures, and New Bonus Program
The table below shows our revenue and operating income (in thousands) for the second quarter and six months ended December 31, 2018 compared to the prior year periods, excluding the impacts of deconversion fees, fiscal 2019 acquisitions, gain on divestitures, and expenses related to a bonus program enacted by the Company in fiscal 2019 in response to the TCJA.

(Unaudited, In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2018	2017		2018	2017

Reported Revenue (GAAP)	$386,275	$357,209	8%	$778,818	$718,493	8%

Adjustments:
Deconversion fees	(6,611)	(9,722)		(14,494)	(20,487)
Revenue from fiscal 2019 acquisitions	(228)	—		(228)	—

Non-GAAP Revenue	$379,436	$347,487	9%	$764,096	$698,006	9%

Reported Operating Income (GAAP)	$88,204	$84,790	4%	$191,427	$181,847	5%

Adjustments:
Deconversion fees	(6,342)	(8,998)		(14,026)	(19,670)
Operating (income)/ loss from fiscal 2019 acquisitions	475	—		475	—
Bonus Program	2,550	—		5,118	—
Gain on disposal of businesses	—	(189)		—	(1,894)

Non-GAAP Operating Income	$84,887	$75,603	12%	$182,994	$160,283	14%

The tables below show the segment break-out of revenue and cost of revenue for each period presented, as adjusted for the items above, and includes a reconciliation to the non-GAAP operating income presented above.

(Unaudited, In Thousands)	Three Months Ended December 31, 2018
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	129,729	138,019	103,250	15,277	386,275
Deconversion Fees	(2,744)	(2,274)	(1,587)	(6)	(6,611)
Revenue from fiscal 2019 acquisitions	(190)	—	(36)	(2)	(228)
Non-GAAP Revenue	126,795	135,745	101,627	15,269	379,436

Cost of Revenue	60,288	65,100	44,167	57,729	227,284
Non-GAAP Adjustments	(359)	(31)	(333)	(1,826)	(2,549)
Non-GAAP Cost of Revenue	59,929	65,069	43,834	55,903	224,735
Non- GAAP Segment Income	66,866	70,676	57,793	(40,634)

Research & Development					23,990
Selling, General, & Administrative					46,797
Other Non-GAAP Adjustments					(973)
Non-GAAP Total Operating Expenses					294,549
Non-GAAP Operating Income					84,887

JKHY Second Quarter Fiscal 2019
February 5, 2019

(Unaudited, In Thousands)	Three Months Ended December 31, 2017
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	123,296	121,380	96,656	15,877	357,209
Deconversion Fees	(4,171)	(1,698)	(3,750)	(103)	(9,722)
Non-GAAP Revenue	119,125	119,682	92,906	15,774	347,487

Cost of Revenue	55,364	59,304	40,209	52,223	207,100
Non-GAAP Adjustments	—	(4)	—	(720)	(724)
Non-GAAP Cost of Revenue	55,364	59,300	40,209	51,503	206,376
Non- GAAP Segment Income	63,761	60,382	52,697	(35,729)

Research & Development					22,414
Selling, General, & Administrative					43,094
Non-GAAP Total Operating Expenses					271,884
Non-GAAP Operating Income					75,603

(Unaudited, In Thousands)	Six Months Ended December 31, 2018
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	267,281	272,216	210,558	28,763	778,818
Deconversion Fees	(6,729)	(4,347)	(3,379)	(39)	(14,494)
Revenue from fiscal 2019 acquisitions	(190)	—	(36)	(2)	(228)
Non-GAAP Revenue	260,362	267,869	207,143	28,722	764,096

Cost of Revenue	119,504	130,807	85,998	111,087	447,396
Non-GAAP Adjustments	(360)	(44)	(333)	(3,720)	(4,457)
Non-GAAP Cost of Revenue	119,144	130,763	85,665	107,367	442,939
Non- GAAP Segment Income	141,218	137,106	121,478	(78,645)

Research & Development					48,016
Selling, General, & Administrative					91,979
Other Non-GAAP Adjustments					(1,832)
Non-GAAP Total Operating Expenses					581,102
Non-GAAP Operating Income					182,994

JKHY Second Quarter Fiscal 2019
February 5, 2019

(Unaudited, In Thousands)	Six Months Ended December 31, 2017
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	250,641	244,274	191,683	31,895	718,493
Deconversion Fees	(11,252)	(4,797)	(4,277)	(161)	(20,487)
	—	—	—	—	—
Non-GAAP Revenue	239,389	239,477	187,406	31,734	698,006

Cost of Revenue	110,949	116,627	80,201	103,239	411,016
Non-GAAP Adjustments	418	—	71	(1,306)	(817)
Non-GAAP Cost of Revenue	111,367	116,627	80,272	101,933	410,199
Non- GAAP Segment Income	128,022	122,850	107,134	(70,199)

Research & Development					43,343
Selling, General, & Administrative					84,181
Non-GAAP Total Operating Expenses					537,723
Non-GAAP Operating Income					160,283

Balance Sheet and Cash Flow Review

•	At December 31, 2018, cash and cash equivalents decreased to $26.2 million from $57.7 million at December 31, 2017.

•	Trade receivables totaled $184.7 million at December 31, 2018 compared to $174.8 million at December 31, 2017.

•	The company had no borrowings at December 31, 2018 and $100.0 million at December 31, 2017.

•	Total deferred revenue increased to $255.6 million at December 31, 2018, compared to $247.8 million a year ago.

•	Stockholders' equity increased to $1,392.0 million at December 31, 2018, compared to $1,250.8 million a year ago.
Cash provided by operations totaled $192.0 million in fiscal 2019 compared to $176.9 million last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Six Months Ended December 31,
	2018	2017
Net income	$151,640	$228,113
Depreciation	22,470	24,602
Amortization	56,146	48,711
Change in deferred income taxes	1,256	(87,040)
Other non-cash expenses	5,124	2,768
Change in receivables	113,563	143,914
Change in deferred revenue	(115,014)	(120,910)
Change in other assets and liabilities	(43,141)	(63,250)
Net cash provided by operating activities	$192,044	$176,908

JKHY Second Quarter Fiscal 2019
February 5, 2019

Cash used in investing activities for fiscal 2019 totaled $109.7 million, compared to $202.3 million for the same period in fiscal 2018 and included the following:

(Unaudited, In Thousands)	Six Months Ended December 31,
	2018	2017
Payment for acquisitions, net of cash acquired	$(19,981)	$(137,654)
Capital expenditures	(32,968)	(12,249)
Proceeds from the sale of businesses	—	350
Proceeds from the sale of assets	76	205
Internal use software	(2,694)	(6,025)
Computer software developed	(54,086)	(46,936)
Net cash from investing activities	$(109,653)	$(202,309)

•
On October 1, 2018, the Company acquired all of the equity interest of Agiletics, Inc for $6.3 million, net of cash acquired. Agiletics is a provider of escrow, investment, and liquidity management solutions for banks serving commercial customers.

•
On October 5, 2018, the Company acquired all of the equity interest of BOLTS Technologies, Inc for $13.7 million, net of cash acquired. BOLTS Technologies is the developer of boltsOPEN, a next-generation digital account opening solution.

Financing activities used cash of $87.7 million in fiscal 2019 and $31.6 million in fiscal 2018.

(Unaudited, In Thousands)	Six Months Ended December 31,
	2018	2017
Borrowings on credit facilities	$—	$100,000
Repayments on credit facilities	—	(50,000)
Purchase of treasury stock	(21,276)	(30,018)
Dividends paid	(57,104)	(47,844)
Net cash from issuance of stock and tax related to stock-based compensation	(9,295)	(3,783)
Net cash from financing activities	$(87,675)	$(31,645)

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.
These non-GAAP measures include adjusted revenue and operating income.
We believe these non-GAAP measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP revenue and operating income presented eliminate items management believes are not indicative of the Company's operating performance. Revenue increase/ decrease adjusts for one-time deconversion fees, contributions of current fiscal year acquisitions, gain or loss on divestitures, and the impact of the new bonus program put in place with the positive impact of the Tax Cuts and Jobs Act, giving investors further insight into our performance. For these reasons, management also uses these non-GAAP measures in its assessment and management of the Company's performance.
Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Reconciliations of these non-GAAP measures to related GAAP measures are included.
Quarterly Conference Call
The company will hold a conference call on February 6, 2019; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

JKHY Second Quarter Fiscal 2019
February 5, 2019

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve more than 8,900 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions.  Symitar® is a leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Second Quarter Fiscal 2019
February 5, 2019

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2018	2017		2018	2017
					*As Adjusted

REVENUE	$386,275	$357,209	8%	$778,818	$718,493	8%

EXPENSES
Cost of Revenue	227,284	207,100	10%	447,396	411,016	9%
Research & Development	23,990	22,414	7%	48,016	43,343	11%
Selling, General, & Administrative	46,797	43,094	9%	91,979	84,181	9%
Gain on disposal of businesses	—	(189)	(100)%	—	(1,894)	(100)%
Total Expenses	298,071	272,419	9%	587,391	536,646	9%

OPERATING INCOME	88,204	84,790	4%	191,427	181,847	5%

INTEREST INCOME (EXPENSE)
Interest income	252	146	73%	542	293	85%
Interest expense	(148)	(250)	(41)%	(295)	(439)	(33)%
Total	104	(104)	(200)%	247	(146)	(269)%

INCOME BEFORE INCOME TAXES	88,308	84,686	4%	191,674	181,701	5%

PROVISION FOR INCOME TAXES	20,219	(76,557)	(126)%	40,034	(46,412)	(186)%

NET INCOME	$68,089	$161,243	(58)%	$151,640	$228,113	(34)%

Diluted net income per share	$0.88	$2.08		$1.96	$2.94
Diluted weighted average shares outstanding	77,409	77,565		77,474	77,606

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				December 31,		% Change
				2018	2017
Cash and cash equivalents				$26,156	$57,719	(55)%
Receivables				184,737	174,834	6%
Total assets				1,971,777	1,888,585	4%

Accounts payable and accrued expenses				$99,211	$83,598	19%
Current and long-term debt				—	100,000	(100)%
Deferred revenue				255,636	247,751	3%
Stockholders' equity				1,391,955	1,250,769	11%